UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                          (Amendment No.____________)*


                             Keynote Systems, Inc.
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                   493308100
                                 (CUSIP Number)


                               September 24, 1999
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             |_|  Rule 13d-1(b)
             |X|  Rule 13d-1(c)
             |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


       Wheatley Partners II L.P. (formerly, Applewood Associates, L.P.)


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                     New York

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,773,823 shares                                  7.8%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              0 shares                                           0%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,773,823 shares                                  7.8%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        0 Shares                                           0%

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,773,823 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                         [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                         7.8%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       PN

--------------------------------------------------------------------------------

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Applewood Capital Corp.


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                     New York

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             0 shares                                           0%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              1,773,823 shares                                 7.8%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              0 shares                                           0%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        1,773,823 shares                                 7.8%

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,773,823 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                         [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                         7.8%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       CO

--------------------------------------------------------------------------------

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             0 shares                                           0%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              2,286,216 shares                                 10.0%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              0 shares                                           0%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        2,286,216 shares                                10.0%
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 2,286,216 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                         [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        10.0%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN

--------------------------------------------------------------------------------

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Irwin Lieber

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             512,393  shares                                  2.2%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              1,773,823 shares                                 7.8%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              512,393  shares                                  2.2%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        1,773,823 shares                                 7.8%
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 2,286,216 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        10.0%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN

--------------------------------------------------------------------------------

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


                                  Barry Fingerhut

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             22,624 shares                                    0.1%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              1,773,823 shares                                 7.8%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              22,624 shares                                    0.1%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        1,773,823 shares                                 7.8%
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,796,447 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        7.9%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN

--------------------------------------------------------------------------------

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                   Seth Lieber

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             0 shares                                           0%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              1,773,823 shares                                 7.8%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              0 shares                                           0%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        1,773,823 shares                                 7.8%
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,773,823 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                         [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        7.8%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN

--------------------------------------------------------------------------------

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


                                 Jonathan Lieber

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             0 shares                                           0%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              1,773,823 shares                                 7.8%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              0 shares                                           0%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        1,773,823 shares                                 7.8%
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,773,823 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        7.8%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       IN

--------------------------------------------------------------------------------

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


                                Woodland Partners

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                     New York

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             362,393 shares                                   1.6%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              150,000 shares                                   0.7%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              362,393 shares                                   1.6%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        150,000 shares                                   0.7%
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                512,393 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                        [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        2.2%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


                                       PN

--------------------------------------------------------------------------------

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


                            Brookwood Partners, L.P.

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                     New York

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             150,000 shares                                   0.7%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              362,393 shares                                   1.6%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              150,000 shares                                   0.7%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        362,393 shares                                   1.6%
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                512,393 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                          [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        2.2%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 493308100


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


                               Marilyn Rubenstein

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                             (a)  [  ]

                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES             0 shares                                           0%
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              512,393 shares                                   2.2%
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              0 shares                                           0%
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                        512,393 shares                                   2.2%
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                512,393 shares

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                        [  ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                        2.2%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------------------------------------------------------------------------------

Item 1.

     (a)  Keynote Systems, Inc.

     (b)  Address of Issuer's Principal  Executive Offices
          2855 Campus Drive
          San Mateo, California 94403

          All references to shares of common stock reflect a 1 for 2 reverse stock split of the common stock which was effected immediately prior to the initial public offering by the Issuer.

Item 2.

1. (a) Name of Person Filing: Wheatley Partners II, L.P. (formerly, Applewood Associates, L.P.)
     (b)  Address of  Principal  Business  Office,  or, if none,  Residence:
                             80 Cuttermill Road
                             Great Neck, New York 11021
     (c)  Citizenship:       Not applicable.
     (d)  Title of Class of  Securities:
                             Common  Stock,  $0.001  par  value per share.
     (e)  CUSIP Number:      493308100

2.   (a)  Name of Person Filing:   Applewood Capital Corp.
     (b)  Address of  Principal  Business  Office,  or, if none,  Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
     (c)  Citizenship:       Not applicable.
     (d)  Title of Class of  Securities:
                             Common  Stock,  $0.001  par  value per share.
     (e)  CUSIP Number:      493308100


3.   (a) Name of Person Filing: Barry Rubenstein
     (b)  Address of  Principal  Business  Office,  or, if none,  Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
     (c)  Citizenship:       United States.
     (d)  Title of Class of  Securities:
                             Common  Stock,  $0.001  par  value per share.
     (e)  CUSIP Number:      493308100

4.   (a)  Name of Person Filing: Irwin Lieber
     (b)  Address of Principal  Business  Office,  or, if none,  Residence:
                             767 Fifth Avenue
                             New York, New York 10153
     (c)  Citizenship:       United States.
     (d)  Title of Class of  Securities:
                             Common  Stock,  $0.001  par  value per share.
     (e)  CUSIP Number:      493308100


5.   (a)  Name of Person Filing: Barry Fingerhut
     (b)  Address of Principal  Business  Office,  or, if none,  Residence:
                             767 Fifth Avenue
                             New York, New York 10153
     (c)  Citizenship:       United States.
     (d)  Title of Class of  Securities:
                             Common  Stock,  $0.001  par  value per share.
     (e)  CUSIP Number:      493308100


6.   (a)  Name of Person Filing: Seth Lieber
     (b)  Address of Principal  Business  Office,  or, if none,  Residence:
                             767 Fifth Avenue
                             New York, New York 10153
     (c)  Citizenship:       United States.
     (d)  Title of Class of Securities:
                             Common Stock, $0.001 par value per share.
     (e)  CUSIP Number:      493308100


7.   (a)  Name of Person Filing: Jonathan Lieber
     (b)  Address of Principal  Business  Office,  or, if none,  Residence:
                             767 Fifth Avenue
                             New York, New York 10153
     (c)  Citizenship:       United States.
     (d)  Title of Class of  Securities:
                             Common  Stock,  $0.001  par  value per share.
     (e)  CUSIP Number:      493308100


8.   (a) Name of Person Filing: Woodland Partners
     (b)  Address of  Principal  Business  Office,  or, if none,  Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
     (c)  Citizenship:       Not applicable.
     (d)  Title of Class of Securities:
                             Common Stock, $0.001 par value per share
     (e)  CUSIP Number:      493308100

9.   (a)  Name of Person Filing: Brookwood Partners, L.P.
     (b)  Address of  Principal  Business  Office,  or, if none,  Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
     (c)  Citizenship:       Not applicable.
     (d)  Title of Class of Securities:
                             Common Stock, $0.001 par value per share
     (e)  CUSIP Number:      493308100


10.  (a)  Name of Person Filing: Marilyn Rubenstein

     (b)  Address of Principal Business Office, or, if none, Residence:
                             68 Wheatley Road
                             Brookville, New York 11545
     (c)  Citizenship:       United States.
     (d)  Title of Class of Securities:
                            Common Stock, $0.001 par value per share
     (e)  CUSIP Number:      493308100


Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

          (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

          (b)  |_| Bank as  defined  in  section  3(a)(6)  of the Act (15 U.S.C.
                   78c).

          (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) |_| Investment company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (e)  |_| An   investment   adviser   in    accordance   with   (pounds
                   sterling)240.13d-1(b)(1)(ii)(E);

          (f) |_| An employee benefit plan or endowment fund in accordance with (pounds sterling)240.13d-1(b)(1)(ii)(F);

          (g) |_| A parent holding company or control person in accordance with (pounds sterling)240.13d-1(b)(1)(ii)(G);

          (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

    1.   Wheatley Partners II, L.P. ("Wheatley II"):
         (a)  Amount Beneficially Owned: 1,773,823(1,2) shares.
         (b)  Percent of Class: 7.8%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 1,773,823(1,2) shares.
              (ii) shared power to vote or direct the vote: 0 shares.
              (iii)sole  power  to  dispose  or  direct  the   disposition  of:
                   1,773,823(1,2) shares.
              (iv) shared  power to  dispose or direct  the  disposition  of: 0 shares.

    2.   Applewood Capital Corp.:
         (a) Amount Beneficially Owned: 1,773,823(1,2) shares. Reporting person is a general partner of Wheatley II.
         (b)  Percent of Class: 7.8%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 0 shares.
              (ii) shared  power to vote or  direct  the  vote:  1,773,823(1,2)
                   shares.
              (iii)sole  power to  dispose  or  direct  the  disposition  of: 0 shares.
              (iv) shared  power to  dispose  or  direct  the  disposition  of:
                   1,773,823(1,2) shares.

    3.   Barry Rubenstein:
         (a) Amount Beneficially Owned: 2,286,216(1,2,3,4) shares. Reporting person is a general partner of Wheatley II, an officer and a director of Applewood Capital Corp., and a general partner of Woodland Partners and Brookwood Partners, L.P. Mr. Rubenstein is the husband of Marilyn Rubenstein.
         (b)  Percent of Class: 10.0%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 0 shares.
              (ii) shared  power to vote or direct  the vote: 2,286,216(1,2,3,4)
                   shares.
              (iii)sole  power to  dispose  or  direct  the  disposition  of: 0 shares.
              (iv) shared  power to  dispose  or  direct  the  disposition  of:
                   2,286,216(1,2,3,4) shares.

--------

(1) Includes 1,773,823 shares of Common Stock owned by Wheatley Partners II, L.P. received upon the automatic conversion of Series A, Series B and Series C Preferred Stock and upon the exercise of Convertible Common Stock Warrants.

(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(3) Includes 362,393 shares of Common Stock owned by Woodland Partners received upon the automatic conversion of Series A, Series B and Series D Preferred Stock and the exercise of Convertible Common Stock Warrants.

(4) Includes 150,000 shares of Common Stock owned by Brookwood Partners, L.P. received upon the automatic conversion of Series A Preferred Stock.

    4.   Irwin Lieber:
         (a) Amount Beneficially Owned: 2,286,216(1,2,5) shares. Reporting person is a general partner of Wheatley II, and an officer and a director of Applewood Capital Corp. Irwin Lieber is the father of Seth Lieber and Jonathan Lieber.
         (b)  Percent of Class: 10.0%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 512,393(5) shares.
              (ii) shared power to vote or direct the vote: 1,773,823(1,2)
                   shares.
              (iii)sole  power  to  dispose  or  direct  the   disposition  of:
                   512,393(5) shares.
              (iv) shared   power  to  dispose   or  direct   the   disposition
                   of:1,773,823(1,2) shares.

    5.   Barry Fingerhut:
         (a) Amount Beneficially Owned: 1,796,447(1,2,6) shares. Reporting person is a general partner of Wheatley II, and an officer and a director of Applewood Capital Corp.
         (b)  Percent of Class: 7.9%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 22,624(6) shares.
              (ii) shared  power  to  vote or  direct  the  vote: 1,773,823(1,2)
                   shares.
              (iii)sole power to dispose or direct the  disposition  of: 22,624
                   (6) shares.
              (iv) shared  power to  dispose  or  direct  the  disposition  of:
                   1,773,823(1,2) shares.

    6.   Seth Lieber:
         (a) Amount Beneficially Owned: 1,773,823(1,2) shares. Reporting person is a general partner of Wheatley II, and an officer of Applewood Capital Corp. Seth Lieber is the son of Irwin Lieber and the brother of Jonathan Lieber.
         (b)  Percent of Class: 7.8%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 0 shares.
              (ii) shared  power  to  vote or  direct  the  vote: 1,773,823(1,2)
                   shares.
              (iii)sole  power to  dispose  or  direct  the  disposition  of: 0 shares.
              (iv) shared  power to  dispose  or  direct  the  disposition  of:
                   1,773,823(1,2) shares.

--------
(5) Includes 512,393 shares of Common Stock owned by Irwin Lieber received upon the automatic conversion of Series A, Series B and Series D Preferred Stock and the exercise of Convertible Common Stock Warrants.

(6) Includes 22,624 shares of Common Stock owned by Barry Fingerhut received upon the automatic conversion of Series D Preferred Stock.

    7.   Jonathan Lieber:
         (a) Amount Beneficially Owned: 1,773,823(1,2) shares. Reporting person is a general partner of Wheatley II, and an officer of Applewood Capital Corp. Jonathan Lieber is the son of Irwin Lieber and the brother of Seth Lieber.
         (b)  Percent of Class: 7.8%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 0 shares.
              (ii) shared  power  to  vote or  direct  the  vote: 1,773,823(1,2)
                   shares.
              (iii)sole  power to  dispose  or  direct  the  disposition  of: 0 shares.
              (iv) shared  power to  dispose  or  direct  the  disposition  of:
                   1,773,823(1,2) shares.

    8.   Woodland Partners:
         (a)  Amount Beneficially Owned: 512,393(2,3,4) shares.
         (b)  Percent of Class: 2.2%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 362,393(3) shares.
              (ii) shared power to vote or direct the vote: 150,000(2,4) shares.
              (iii)sole  power  to  dispose  or  direct  the   disposition  of:
                   362,393(3) shares.
              (iv) shared  power to  dispose  or  direct  the  disposition  of:
                   150,000(2,4) shares.

    9.   Brookwood Partners, L.P. ("Brookwood"):
         (a)  Amount Beneficially Owned: 512,393(2,3,4) shares.
         (b)  Percent of Class: 2.2%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 150,000(4) shares.
              (ii) shared power to vote or direct the vote: 362,393(2,3) shares.
              (iii)sole  power  to  dispose  or  direct  the   disposition  of:
                   150,000(4) shares.
              (iv) shared  power to  dispose  or  direct  the  disposition  of:
                   362,393(2,3) shares.

    10.  Marilyn Rubenstein:
         (a) Amount Beneficially Owned: 512,393(2,3,4) Reporting person is a general partner of Woodland Partners and Brookwood. Marilyn Rubenstein is the wife of Barry Rubenstein.
         (b)  Percent of Class: 2.2%
         (c)  Number of shares as to which such person has:
              (i)  sole power to vote or direct the vote: 0 shares.
              (ii) shared  power  to  vote or  direct  the  vote: 512,393(2,3,4)
                   shares.
              (iii)sole  power to  dispose  or  direct  the  disposition  of: 0 shares.
              (iv) shared  power to  dispose  or  direct  the  disposition  of:
                   512,393(2,3,4) shares.

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

           See Exhibit A for Joint Filing Agreement.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          (b) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(c):

               By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: October 13, 1999

                             WHEATLEY PARTNERS II, L.P.

                             By:      /s/Barry Rubenstein
                                      -----------------------------------------
                                      Barry Rubenstein, a General Partner


                             APPLEWOOD CAPITAL CORP.


                             By:      /s/Irwin Lieber
                                      -----------------------------------------
                                      Irwin Lieber, Secretary and Treasurer

                                      /s/Barry Fingerhut
                                      -----------------------------------------
                                      Barry Fingerhut

                                      /s/Barry Rubenstein
                                      -----------------------------------------
                                      Barry Rubenstein

                                      /s/Irwin Lieber
                                      -----------------------------------------
                                      Irwin Lieber

                                      /s/Seth Lieber
                                      -----------------------------------------
                                      Seth Lieber

                                      /s/Jonathan Lieber
                                      -----------------------------------------
                                      Jonathan Lieber


                             WOODLAND PARTNERS


                             By:      /s/Barry Rubenstein
                                      -----------------------------------------
                                      Barry Rubenstein, a General Partner

                             BROOKWOOD PARTNERS, L.P.


                             By:      /s/Barry Rubenstein
                                      -----------------------------------------
                                      Barry Rubenstein, a General Partner


                                      /s/Marilyn Rubenstein
                                      -----------------------------------------
                                      Marilyn Rubenstein



Attention:  Intentional  misstatements  or omissions of fact constitute  Federal criminal violations (See 18 U.S.C. 1001)

Exhibit A


                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value per share, of Keynote Systems, Inc. and that this Agreement be included as an Exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 23rd day of September, 1999.

                             WHEATLEY PARTNERS II, L.P.

                             By:      /s/Barry Rubenstein
                                      -----------------------------------------
                                      Barry Rubenstein, a General Partner


                             APPLEWOOD CAPITAL CORP.


                             By:      /s/Irwin Lieber
                                      -----------------------------------------
                                      Irwin Lieber, Secretary and Treasurer

                                      /s/Barry Fingerhut
                                      -----------------------------------------
                                      Barry Fingerhut

                                      /s/Barry Rubenstein
                                      -----------------------------------------
                                      Barry Rubenstein

                                      /s/Irwin Lieber
                                      -----------------------------------------
                                      Irwin Lieber

                                      /s/Seth Lieber
                                      -----------------------------------------
                                      Seth Lieber

                                      /s/Jonathan Lieber
                                      -----------------------------------------
                                      Jonathan Lieber


                             WOODLAND PARTNERS


                             By:      /s/Barry Rubenstein
                                      -----------------------------------------
                                      Barry Rubenstein, a General Partner

                             BROOKWOOD PARTNERS, L.P.

                             By:      /s/Barry Rubenstein
                                      -----------------------------------------
                                      Barry Rubenstein, a General Partner


                                      /s/Marilyn Rubenstein
                                      -----------------------------------------
                                      Marilyn Rubenstein